Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, the persons or entities named below agree to the joint filing on behalf of each of them of this Amendment No. 2 to Schedule 13G with respect to the Securities of the Issuer and further agree that this joint filing agreement be included as an exhibit to this Schedule 13G. In evidence thereof, the undersigned hereby execute this Agreement as of November 7, 2008.

PHILLIPS, HAGER & NORTH INVESTMENT MANAGEMENT LTD.

/s/ Michael R. Wallberg
Signature

Michael R. Wallberg/Vice President
Name/Title

RBC ASSET MANAGEMENT INC.

/s/ Frank Lippa
Signature

Frank Lippa/Chief Financial Officer and Chief Operating Officer
Name/Title